Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

WARRIOR MET COAL, INC.

Warrior Met Coal, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: Article XIV, Section 14.1(p) of the Certificate of Incorporation of the Corporation be, and it hereby is, amended in its entirety to read as follows:

“(p) “Restriction Release Date” means the earliest of (i) any date after the Effective Date if the Board in good faith determines that it is in the best interests of the Corporation and its stockholders for the ownership and transfer limitations set forth in this Article XIV to expire, (ii) the beginning of a taxable year of the Corporation as of which no Tax Benefits are available or (iii) April 19, 2023.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall be effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of the 18th day of March, 2020.

By:	/s/ Dale W. Boyles
Name:	Dale W. Boyles
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment]